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                                                                    EXHIBIT 3.03


                           ARTICLES OF INCORPORATION


                                       OF


                             KRAGEN AUTO SUPPLY CO.

     ONE: The name of this corporation is KRAGEN AUTO SUPPLY CO.

     TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THREE: The name and address in this state of the corporation's initial agent for service of process is Ivan Owen, 6300 Clark Avenue, Dublin, California 94566.

     FOUR: This corporation is authorized to issue only one class of shares, which shall be designated as "common" shares. The total authorized number of such shares which may be issued is 100,000 shares.

     Dated:  January 28, 1980

                                                /s/ Christopher McBain
                                          -------------------------------------
                                          Christopher McBain

     I declare that I am the person who executed the above Articles of Incorporation, and such instrument is my act and deed.

                                               /s/ Christopher McBain
                                          -------------------------------------
                                          Christopher McBain